Exhibit 99.1
NEWS CORPORATION REPORTS THIRD QUARTER RESULTS FOR FISCAL 2025
FISCAL 2025 THIRD QUARTER KEY FINANCIAL HIGHLIGHTS

•Third quarter revenues were $2.01 billion, a 1% increase compared to $1.99 billion in the prior year, driven by the growth of Dow Jones, Digital Real Estate Services and Book Publishing
•Net income from continuing operations in the quarter was $107 million, a 67% increase compared to $64 million in the prior year
•Third quarter Total Segment EBITDA was $290 million, a 12% increase compared to $259 million in the prior year
•In the quarter, reported EPS from continuing operations were $0.14 as compared to $0.07 in the prior year - Adjusted EPS were $0.17 compared to $0.13 in the prior year
•Dow Jones achieved revenues for the quarter of $575 million, underpinned by improved circulation revenues and higher professional information business revenues driven by growth of 11% at Risk & Compliance and 10% at Dow Jones Energy
•During the quarter, Dow Jones’ consumer products surpassed 6 million total average subscriptions and showed improved sequential net additions
•REA Group posted revenues for the quarter of $271 million, a 6% increase compared to the prior year, driven by continued strong Australian residential performance
•Book Publishing continued to benefit from strong backlist and higher downloadable audiobook sales
•Announced the completion of the sale of Foxtel Group to DAZN in April, which included the repayment of outstanding shareholder loans and receipt of a minority equity stake in DAZN of approximately 6%

NEW YORK, NY – May 8, 2025 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended March 31, 2025.

Commenting on the results, Chief Executive Robert Thomson said:

“The sustained strength of News Corp’s third quarter reflects the Company’s strategic transformation. We have pursued digital growth, realigned our assets, focused relentlessly on cost discipline and asserted the essential value of our intellectual property in a changing, challenging content world.

Net income from continuing operations rose 67% to $107 million, benefiting from a 12% increase in Total Segment EBITDA to $290 million, as revenue reached $2 billion, despite blustery currency headwinds and obvious macro uncertainty. Reported earnings per share from continuing operations doubled to $0.14 and margins expanded in every segment.

The completion of the sale of Foxtel to DAZN last month marked a significant moment for News Corp as we continued to focus on our core pillars and on driving growth. The transaction meaningfully strengthened our balance sheet and is expected to increase return on invested capital, and be accretive to earnings per share. It also demonstrates our ongoing commitment to maximizing returns for our shareholders.

Dow Jones was a highlight of the quarter, achieving improved revenue and profit growth, including double-digit revenue growth in digital circulation and at both Risk and Compliance and Dow Jones Energy. We continued to invest in the Professional Information Business, and have just completed the acquisition of Oxford Analytica and Dragonfly Intelligence.

The enduring importance of quality journalism cannot be underestimated in the midst of a political and economic maelstrom. The currency of credibility will become even more crucial as AI continues its exponential growth and inevitably blurs the lines between the actual and the anthropomorphic.”

THIRD QUARTER RESULTS

The Company reported fiscal 2025 third quarter total revenues of $2.01 billion, a 1% increase compared to $1.99 billion in the prior year period, primarily driven by higher circulation and subscription revenues at the Dow Jones segment, higher Australian residential revenues at REA Group and higher book sales at the Book Publishing segment. The increase was partly offset by lower revenues at the News Media segment and a $32 million, or 1%, negative impact from foreign currency fluctuations. Adjusted Revenues (which excludes the foreign currency impact, acquisitions and divestitures as defined in Note 2) increased 2% compared to the prior year.

Net income from continuing operations for the quarter was $107 million, a 67% increase compared to $64 million in the prior year, primarily driven by higher Total Segment EBITDA and lower impairment and restructuring charges. These impacts were partially offset by higher income tax expense.

The Company reported third quarter Total Segment EBITDA of $290 million, a 12% increase compared to $259 million in the prior year primarily due to strong contributions from the Digital Real Estate Services and Dow Jones segments. Adjusted Total Segment EBITDA (as defined in Note 2) increased 15%.

Net income from continuing operations per share attributable to News Corporation stockholders was $0.14 as compared to $0.07 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.17 compared to $0.13 in the prior year.

SEGMENT REVIEW

	For the three months ended March 31,			For the nine months ended March 31,
	2025	2024	% Change	2025	2024	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Dow Jones	$575	$544	6%	$1,727	$1,665	4%
Digital Real Estate Services	406	388	5%	1,336	1,210	10%
Book Publishing	514	506	2%	1,655	1,581	5%
News Media	514	556	(8)%	1,625	1,704	(5)%
Other	—	—	—%	—	—	—%
Total Revenues	$2,009	$1,994	1%	$6,343	$6,160	3%

Segment EBITDA:
Dow Jones	$132	$118	12%	$437	$405	8%
Digital Real Estate Services	124	104	19%	449	373	20%
Book Publishing	64	62	3%	246	212	16%
News Media	33	27	22%	125	101	24%
Other	(63)	(52)	(21)%	(164)	(158)	(4)%
Total Segment EBITDA	$290	$259	12%	$1,093	$933	17%

Dow Jones

Revenues in the quarter increased $31 million, or 6%, compared to the prior year, driven by higher circulation and subscription revenues from higher digital circulation revenues and continued growth in the professional information business. Digital revenues at Dow Jones in the quarter represented 82% of total revenues compared to 81% in the prior year. Adjusted Revenues increased 6%.

Circulation and subscription revenues increased $33 million, or 7%, reflecting a 6% increase in professional information business revenues, led by 11% growth in Risk & Compliance revenues to $84 million and 10% growth in Dow Jones Energy revenues to $69 million, partially offset by lower Factiva revenues primarily due to an ongoing customer dispute. Circulation revenues increased 7% compared to the prior year, primarily driven by the continued growth in digital-only subscriptions and the conversion of customers from introductory promotions to higher pricing, partly offset by lower print volume. Digital circulation revenues accounted for 75% of circulation revenues for the quarter, compared to 70% in the prior year.

During the third quarter, total average subscriptions to Dow Jones’ consumer products were 6.1 million, a 7% increase compared to the prior year. Digital-only subscriptions to Dow Jones’ consumer products grew 9% to over 5.5 million. Total subscriptions to The Wall Street Journal grew 3% compared to the prior year, to over 4.3 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 5% to over 3.9 million average subscriptions in the quarter, and represented 90% of total Wall Street Journal subscriptions.

	For the three months ended March 31,
	2025	2024	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions	3,913	3,715	5%
Total subscriptions	4,339	4,217	3%
Barron’s Group
Digital-only subscriptions	1,368	1,221	12%
Total subscriptions	1,485	1,355	10%
Total Consumer
Digital-only subscriptions	5,543	5,068	9%
Total subscriptions	6,103	5,723	7%

Advertising revenues were flat for the quarter with both print advertising revenues and digital advertising revenues flat. Digital advertising accounted for 63% of total advertising revenues in the quarter in both periods.

Segment EBITDA for the quarter increased $14 million, or 12%, primarily as a result of the higher revenues discussed above, partially offset by higher employee, technology and marketing costs. Adjusted Segment EBITDA increased 13%.

Digital Real Estate Services

Revenues in the quarter increased $18 million, or 5%, compared to the prior year, driven by higher revenues at REA Group, while Move revenues increased for the second consecutive quarter. The increases were partly offset by a $14 million, or 3%, negative impact from foreign currency fluctuations. Segment EBITDA in the quarter increased $20 million, or 19%, compared to the prior year, due to higher contribution from REA Group and improved results at Move, partly offset by a $6 million, or 6%, negative impact from foreign currency fluctuations. Adjusted Revenues and Adjusted Segment EBITDA increased 8% and 25%, respectively.

In the quarter, revenues at REA Group increased $15 million, or 6%, to $271 million, driven by higher Australian residential revenues due to price increases and increased depth penetration and higher revenues from REA India, partly offset by a $14 million, or 5%, negative impact from foreign currency fluctuations. Australian national residential buy listing volumes in the quarter were flat compared to the prior year, with listings in Sydney up 4% and Melbourne down 3%.

Move’s revenues in the quarter increased $3 million, or 2%, to $135 million, primarily as a result of revenue growth in seller, new homes and rentals, including the partnership with Zillow, partially offset by the ongoing impact of the macroeconomic environment on the housing market, which led to lower lead and transaction volumes. Based on Move’s internal data, average monthly unique users of Realtor.com®’s web and mobile sites for the fiscal third quarter decreased 8% compared to the prior year to 66 million. Lead volume was down 17% year over year due to the continued impact of high mortgage rates and affordability issues, but the impact was partly offset by higher revenue per lead as Move shifts its focus to more premium offerings.

Book Publishing

Revenues in the quarter increased $8 million, or 2%, compared to the prior year, due to higher book sales driven by the impact from a recently closed German book publisher acquisition, partly offset by a $5 million, or 1%, negative impact from foreign currency fluctuations. Key titles in the quarter included Wicked by Gregory Maguire, Dream Girl Drama by Tessa Bailey, Summer in the City by Alex Aster and The Strawberry Patch Pancake House by Laurie Gilmore, in addition to higher Bible sales. Adjusted Revenues were flat.

Digital sales increased 3% compared to the prior year, driven by 3% growth from audiobook sales, including the contribution from Spotify. Digital sales represented 25% of Consumer revenues for both the quarter and the prior year period. Backlist sales represented approximately 65% of Consumer revenues in the quarter compared to 63% in the prior year.

Segment EBITDA for the quarter increased $2 million, or 3%, compared to the prior year, primarily due to the higher revenues discussed above, partially offset by higher employee costs. Adjusted Segment EBITDA increased 3%.

News Media
Revenues in the quarter decreased $42 million, or 8%, as compared to the prior year, primarily driven by lower advertising revenues, lower revenues from the transfer of third-party printing revenue contracts to News UK’s joint venture with DMG Media and lower circulation and subscription revenues, in addition to an $11 million, or 2%, negative impact from foreign currency fluctuations. Adjusted Revenues for the segment decreased 6% compared to the prior year.

Circulation and subscription revenues decreased $10 million, or 3%, compared to the prior year, which included a $7 million, or 2%, negative impact from foreign currency fluctuations, primarily driven by lower print volumes, partially offset by cover price increases and higher content licensing at News UK.

Advertising revenues decreased $19 million, or 9%, compared to the prior year, which included a $4 million, or 2%, negative impact from foreign currency fluctuations, primarily due to lower print advertising revenues across the group and lower digital advertising revenues at News UK, primarily at The Sun.

In the quarter, Segment EBITDA increased $6 million, or 22%, compared to the prior year, driven by cost savings initiatives, including lower Talk costs, and the combination of News UK’s printing operations with those of DMG Media, partially offset by the lower revenues discussed above. Adjusted Segment EBITDA increased 22%.

Digital revenues represented 39% of News Media segment revenues in the quarter, compared to 37% in the prior year, and represented 37% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of March 31, 2025 were 1,148,000 (981,000 for news mastheads), compared to 1,113,000 (966,000 for news mastheads) in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of March 31, 2025 were 629,000, compared to 582,000 in the prior year (Source: Internal data).
•The Sun’s digital offering reached 74 million global monthly unique users in March 2025, compared to 126 million in the prior year (Source: Meta Pixel)
•New York Post’s digital network reached 85 million unique users in March 2025, compared to 125 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities from continuing operations to free cash flow:

	For the nine months ended March 31,
	2025	2024
	(in millions)
Net cash provided by operating activities from continuing operations	$789	$721
Less: Capital expenditures	(250)	(246)
Free cash flow	$539	$475

Net cash provided by operating activities from continuing operations of $789 million for the nine months ended March 31, 2025 was $68 million higher than net cash provided by operating activities from continuing operations of $721 million in the prior year, primarily due to higher Total Segment EBITDA, as noted above, partly offset by higher working capital and tax payments.

Free cash flow in the nine months ended March 31, 2025 was $539 million compared to $475 million in the prior year. The improvement in free cash flow was primarily due to higher cash provided by operating activities from continuing operations, as mentioned above.

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as net cash provided by (used in) operating activities from continuing operations less capital expenditures. Free cash flow excludes cash flows from discontinued operations. Free cash flow may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what items should be included in the calculation of free cash flow.

Free cash flow does not represent the total increase or decrease in the cash balance for the period and should be considered in addition to, not as a substitute for, the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP, which incorporates all cash movements during the period.

The Company believes free cash flow provides useful information to management and investors about the Company’s liquidity and cash flow trends.

OTHER ITEMS

Foxtel Sale

During the second quarter of fiscal 2025, the Company entered into a definitive agreement to sell the Foxtel Group (“Foxtel”) to DAZN Group Limited (“DAZN”), a global sports streaming platform. The transaction closed on April 2, 2025. Under the terms of the agreement, amounts outstanding under Foxtel’s shareholder loans with News Corp (A$592 million) were repaid in full in cash at closing. Foxtel’s third-party borrowings transferred with the business, and News Corp received a minority equity interest in DAZN of approximately 6% and holds one seat on its Board of Directors. Telstra Group Ltd also sold its minority interest in Foxtel.

The assets and liabilities of Foxtel have been classified as held for sale and the results of operations and cash flows have been classified as discontinued operations for all periods presented as the disposition reflects a strategic shift that has, and will have, a major effect on the Company’s operations and financial results. Furthermore, upon reclassification of Foxtel’s results, the Subscription Video Services segment ceased to be a reportable segment and the residual results of the segment were aggregated into the News Media segment. News Media segment results have been recast to reflect this change for all periods presented.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS, constant currency revenues and free cash flow are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2, 3 and 4 and the reconciliation of net cash provided by operating activities from continuing operations to free cash flow is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00 p.m. EDT on May 8, 2025. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including the sale of the Foxtel Group and other potential acquisitions, investments and dispositions, the Company’s cost savings initiatives and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: information services and news, digital real estate services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Arthur Bochner
212-416-3363	646-422-9671
mflorin@newscorp.com	abochner@newscorp.com

Anthony Rudolf
212-416-3040
arudolf@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended March 31,		For the nine months ended March 31,
	2025	2024	2025	2024
Revenues:
Circulation and subscription	$755	$734	$2,243	$2,183
Advertising	308	323	1,014	1,046
Consumer	492	484	1,585	1,513
Real estate	318	301	1,052	939
Other	136	152	449	479
Total Revenues	2,009	1,994	6,343	6,160
Operating expenses	(904)	(938)	(2,819)	(2,886)
Selling, general and administrative	(815)	(797)	(2,431)	(2,341)
Depreciation and amortization	(114)	(114)	(339)	(325)
Impairment and restructuring charges	(13)	(35)	(51)	(84)
Equity losses of affiliates	—	(2)	(11)	(5)
Interest income (expense), net	1	(3)	(2)	(18)
Other, net	(13)	(9)	101	(26)
Income before income tax expense from continuing operations	151	96	791	475
Income tax expense from continuing operations	(44)	(32)	(229)	(163)
Net income from continuing operations	107	64	562	312
Net income (loss) from discontinued operations, net of tax	30	(22)	2	(29)
Net income	137	42	564	283
Net income attributable to noncontrolling interests from continuing operations	(26)	(22)	(135)	(86)
Net (income) loss attributable to noncontrolling interests from discontinued operations	(8)	10	8	19
Net income attributable to News Corporation stockholders	$103	$30	$437	$216

Weighted-average shares outstanding
Basic	567.2	570.9	568.3	571.7
Diluted	569.5	573.6	570.3	573.7

Net income (loss) attributable to News Corporation stockholders per share:
Basic
Continuing operations	$0.14	$0.07	$0.75	$0.40
Discontinued operations	$0.04	$(0.02)	$0.02	$(0.02)
	$0.18	$0.05	$0.77	$0.38

Diluted
Continuing operations	$0.14	$0.07	$0.75	$0.39
Discontinued operations	$0.04	$(0.02)	$0.02	$(0.01)
	$0.18	$0.05	$0.77	$0.38

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of March 31, 2025	As of June 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$2,095	$1,872
Receivables, net	1,539	1,420
Inventory, net	317	266
Other current assets	526	474
Current assets held for sale	2,364	340
Total current assets	6,841	4,372
Non-current assets:
Investments	354	429
Property, plant and equipment, net	1,256	1,272
Operating lease right-of-use assets	774	805
Intangible assets, net	1,881	1,948
Goodwill	4,285	4,336
Deferred income tax assets, net	240	332
Other non-current assets	949	957
Non-current assets held for sale	—	2,233
Total assets	$16,580	$16,684
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$371	$254
Accrued expenses	1,008	986
Deferred revenue	501	483
Current borrowings	22	9
Other current liabilities	748	772
Current liabilities held for sale	1,431	551
Total current liabilities	4,081	3,055
Non-current liabilities:
Borrowings	1,943	2,093
Retirement benefit obligations	127	125
Deferred income tax liabilities, net	17	21
Operating lease liabilities	879	912
Other non-current liabilities	452	472
Non-current liabilities held for sale	—	995
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	11,070	11,254
Accumulated deficit	(1,481)	(1,889)
Accumulated other comprehensive loss	(1,392)	(1,251)
Total News Corporation stockholders' equity	8,203	8,120
Noncontrolling interests	878	891
Total equity	9,081	9,011
Total liabilities and equity	$16,580	$16,684

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the nine months ended March 31,
	2025	2024
Operating activities:
Net income	$564	$283
Net (income) loss from discontinued operations, net of tax	(2)	29
Net income from continuing operations	562	312
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	339	325
Operating lease expense	55	54
Equity losses of affiliates	11	5
Impairment charges	2	24
Deferred income taxes	83	58
Other, net	(99)	30
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(95)	(3)
Inventories, net	(49)	21
Accounts payable and other liabilities	(20)	(105)
Net cash provided by operating activities from continuing operations	789	721
Investing activities:
Capital expenditures	(250)	(246)
Acquisitions, net of cash acquired	(53)	(20)
Purchases of investments in equity affiliates and other	(141)	(63)
Proceeds from sales of investments in equity affiliates and other	263	33
Other, net	(13)	—
Net cash used in investing activities from continuing operations	(194)	(296)
Financing activities:
Borrowings	61	279
Repayment of borrowings	(200)	(353)
Repurchase of shares	(114)	(83)
Dividends paid	(128)	(115)
Other, net	(44)	(50)
Net cash used in financing activities from continuing operations	(425)	(322)
Cash flows from discontinued operations:
Net cash provided by operating activities from discontinued operations	157	122
Net cash used in investing activities from discontinued operations	(65)	(107)
Net cash (used in) provided by financing activities from discontinued operations	(39)	3
Net cash provided by discontinued operations	53	18
Net change in cash, cash equivalents and restricted cash	223	121
Cash, cash equivalents and restricted cash, beginning of year	1,960	1,833
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(12)	(11)
Cash, cash equivalents and restricted cash, end of period	2,171	1,943
Less: Cash and cash equivalents at end of period of discontinued operations	(76)	(16)
Cash and cash equivalents	$2,095	$1,927

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net, income tax (expense) benefit and net income (loss) from discontinued operations, net of tax. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss) from continuing operations, cash flow from continuing operations and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net income from continuing operations to Total Segment EBITDA for the three and nine months ended March 31, 2025 and 2024:

	For the three months ended March 31,
	2025	2024	Change	% Change
	(in millions)
Net income from continuing operations	107	64	43	67%
Add:
Income tax expense from continuing operations	44	32	12	38%
Other, net	13	9	4	44%
Interest (income) expense, net	(1)	3	(4)	**
Equity losses of affiliates	—	2	(2)	(100)%
Impairment and restructuring charges	13	35	(22)	(63)%
Depreciation and amortization	114	114	—	—%
Total Segment EBITDA	$290	$259	$31	12%
** Not meaningful

	For the nine months ended March 31,
	2025	2024	Change	% Change
	(in millions)
Net income from continuing operations	562	312	250	80%
Add:
Income tax expense from continuing operations	229	163	66	40%
Other, net	(101)	26	(127)	**
Interest expense, net	2	18	(16)	(89)%
Equity losses of affiliates	11	5	6	120%
Impairment and restructuring charges	51	84	(33)	(39)%
Depreciation and amortization	339	325	14	4%
Total Segment EBITDA	$1,093	$933	$160	17%
** Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and nine months ended March 31, 2025 and 2024:

	Revenues			Total Segment EBITDA
	For the three months ended March 31,			For the three months ended March 31,
	2025	2024	Difference	2025	2024	Difference
	(in millions)			(in millions)
As reported	$2,009	$1,994	$15	$290	$259	$31
Impact of acquisitions	(13)	—	(13)	1	—	1
Impact of foreign currency fluctuations	32	—	32	6	—	6
Net impact of U.K. Newspaper Matters	—	—	—	4	2	2
As adjusted	$2,028	$1,994	$34	$301	$261	$40

	Revenues			Total Segment EBITDA
	For the nine months ended March 31,			For the nine months ended March 31,
	2025	2024	Difference	2025	2024	Difference
	(in millions)			(in millions)
As reported	$6,343	$6,160	$183	$1,093	$933	$160
Impact of acquisitions	(17)	—	(17)	2	—	2
Impact of foreign currency fluctuations	(3)	—	(3)	(1)	—	(1)
Net impact of U.K. Newspaper Matters	—	—	—	10	7	3
As adjusted	$6,323	$6,160	$163	$1,104	$940	$164

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for the three and nine months ended March 31, 2025 and 2024 are as follows:

	Fiscal Year 2025
	Q1	Q2	Q3
U.S. Dollar per Australian Dollar	$0.67	$0.65	$0.63
U.S. Dollar per British Pound Sterling	$1.30	$1.28	$1.26

	Fiscal Year 2024
	Q1	Q2	Q3
U.S. Dollar per Australian Dollar	$0.65	$0.65	$0.66
U.S. Dollar per British Pound Sterling	$1.27	$1.24	$1.27

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2025 and 2024 are as follows:

	For the three months ended March 31,
	2025	2024	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Dow Jones	$577	$544	6%
Digital Real Estate Services	419	388	8%
Book Publishing	507	506	—%
News Media	525	556	(6)%
Other	—	—	—%
Adjusted Total Revenues	$2,028	$1,994	2%

Adjusted Segment EBITDA:
Dow Jones	$133	$118	13%
Digital Real Estate Services	130	104	25%
Book Publishing	64	62	3%
News Media	33	27	22%
Other	(59)	(50)	(18)%
Adjusted Total Segment EBITDA	$301	$261	15%

	For the nine months ended March 31,
	2025	2024	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Dow Jones	$1,725	$1,665	4%
Digital Real Estate Services	1,338	1,210	11%
Book Publishing	1,643	1,581	4%
News Media	1,617	1,704	(5)%
Other	—	—	—%
Adjusted Total Revenues	$6,323	$6,160	3%

Adjusted Segment EBITDA:
Dow Jones	$438	$405	8%
Digital Real Estate Services	452	373	21%
Book Publishing	245	212	16%
News Media	123	101	22%
Other	(154)	(151)	(2)%
Adjusted Total Segment EBITDA	$1,104	$940	17%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2025 and 2024:

	For the three months ended March 31, 2025
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$575	$—	$2	$—	$577
Digital Real Estate Services	406	(1)	14	—	419
Book Publishing	514	(12)	5	—	507
News Media	514	—	11	—	525
Other	—	—	—	—	—
Total Revenues	$2,009	$(13)	$32	$—	$2,028

Segment EBITDA:
Dow Jones	$132	$1	$—	$—	$133
Digital Real Estate Services	124	—	6	—	130
Book Publishing	64	—	—	—	64
News Media	33	—	—	—	33
Other	(63)	—	—	4	(59)
Total Segment EBITDA	$290	$1	$6	$4	$301

	For the three months ended March 31, 2024
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$544	$—	$—	$—	$544
Digital Real Estate Services	388	—	—	—	388
Book Publishing	506	—	—	—	506
News Media	556	—	—	—	556
Other	—	—	—	—	—
Total Revenues	$1,994	$—	$—	$—	$1,994

Segment EBITDA:
Dow Jones	$118	$—	$—	$—	$118
Digital Real Estate Services	104	—	—	—	104
Book Publishing	62	—	—	—	62
News Media	27	—	—	—	27
Other	(52)	—	—	2	(50)
Total Segment EBITDA	$259	$—	$—	$2	$261

	For the nine months ended March 31, 2025
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$1,727	$(2)	$—	$—	$1,725
Digital Real Estate Services	1,336	(3)	5	—	1,338
Book Publishing	1,655	(12)	—	—	1,643
News Media	1,625	—	(8)	—	1,617
Other	—	—	—	—	—
Total Revenues	$6,343	$(17)	$(3)	$—	$6,323

Segment EBITDA:
Dow Jones	$437	$1	$—	$—	$438
Digital Real Estate Services	449	1	2	—	452
Book Publishing	246	—	(1)	—	245
News Media	125	—	(2)	—	123
Other	(164)	—	—	10	(154)
Total Segment EBITDA	$1,093	$2	$(1)	$10	$1,104

	For the nine months ended March 31, 2024
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$1,665	$—	$—	$—	$1,665
Digital Real Estate Services	1,210	—	—	—	1,210
Book Publishing	1,581	—	—	—	1,581
News Media	1,704	—	—	—	1,704
Other	—	—	—	—	—
Total Revenues	$6,160	$—	$—	$—	$6,160

Segment EBITDA:
Dow Jones	$405	$—	$—	$—	$405
Digital Real Estate Services	373	—	—	—	373
Book Publishing	212	—	—	—	212
News Media	101	—	—	—	101
Other	(158)	—	—	7	(151)
Total Segment EBITDA	$933	$—	$—	$7	$940

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders from continuing operations and diluted earnings per share from continuing operations (“EPS”) excluding expenses related to U.K. Newspaper Matters, litigation charges, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders from continuing operations and net income (loss) per share from continuing operations as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported net income attributable to News Corporation stockholders from continuing operations and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three and nine months ended March 31, 2025 and 2024:

	For the three months ended March 31, 2025		For the three months ended March 31, 2024
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income from continuing operations	$107		$64
Less: Net income attributable to noncontrolling interests from continuing operations	(26)		(22)
Net income attributable to News Corporation stockholders from continuing operations	$81	$0.14	$42	$0.07
U.K. Newspaper Matters	4	0.01	2	—
Impairment and restructuring charges	13	0.02	35	0.06
Other, net	13	0.02	9	0.02
Tax impact on items above	(15)	(0.02)	(12)	(0.02)
Impact of noncontrolling interest on items above	2	—	—	—
As adjusted	$98	$0.17	$76	$0.13

	For the nine months ended March 31, 2025		For the nine months ended March 31, 2024
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income from continuing operations	$562		$312
Less: Net income attributable to noncontrolling interests from continuing operations	(135)		(86)
Net income attributable to News Corporation stockholders from continuing operations	$427	$0.75	$226	$0.39
U.K. Newspaper Matters	10	0.02	7	0.01
Impairment and restructuring charges (a)	51	0.09	84	0.15
Other, net	(101)	(0.18)	26	0.05
Tax impact on items above	(18)	(0.03)	(31)	(0.05)
Impact of noncontrolling interest on items above	35	0.06	1	—
As adjusted	$404	$0.71	$313	$0.55
(a)During the nine months ended March 31, 2024, the Company recognized non-cash impairment charges of $22 million at the News Media segment related to the write-down of fixed assets associated with the combination of News UK’s printing operations with those of DMG Media.

NOTE 4 – CONSTANT CURRENCY REVENUES

The Company believes that the presentation of revenues excluding the impact of foreign currency fluctuations (“constant currency revenues”) provides useful information regarding the performance of the Company’s core business operations exclusive of distortions between periods caused by the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar as described in Note 2.

Constant currency revenues are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for revenues as determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues to constant currency revenues for the three and nine months ended March 31, 2025:

	Q3 Fiscal 2024	Q3 Fiscal 2025	FX impact	Q3 Fiscal 2025 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$734	$755	$(9)	$764	3%	4%
Advertising	323	308	(4)	312	(5)%	(3)%
Consumer	484	492	(5)	497	2%	3%
Real estate	301	318	(11)	329	6%	9%
Other	152	136	(3)	139	(11)%	(9)%
Total revenues	$1,994	$2,009	$(32)	$2,041	1%	2%

Dow Jones:
Circulation and subscription	$445	$478	$(2)	$480	7%	8%
Advertising	86	86	—	86	—%	—%
Other	13	11	—	11	(15)%	(15)%
Total Dow Jones segment revenues	$544	$575	$(2)	$577	6%	6%

Digital Real Estate Services:
Circulation and subscription	$3	$1	$—	$1	(67)%	(67)%
Advertising	32	36	—	36	13%	13%
Real estate	301	318	(11)	329	6%	9%
Other	52	51	(3)	54	(2)%	4%
Total Digital Real Estate Services segment revenues	$388	$406	$(14)	$420	5%	8%

REA Group revenues	$256	$271	$(14)	$285	6%	11%

	Q3 Fiscal 2024	Q3 Fiscal 2025	FX impact	Q3 Fiscal 2025 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Book Publishing:
Consumer	$484	$492	$(5)	$497	2%	3%
Other	22	22	—	22	—%	—%
Total Book Publishing segment revenues	$506	$514	$(5)	$519	2%	3%

News Media:
Circulation and subscription	$286	$276	$(7)	$283	(3)%	(1)%
Advertising	205	186	(4)	190	(9)%	(7)%
Other	65	52	—	52	(20)%	(20)%
Total News Media segment revenues	$556	$514	$(11)	$525	(8)%	(6)%

News UK
Circulation and subscription	$144	$143	$(2)	$145	(1)%	1%
Advertising	64	57	—	57	(11)%	(11)%
Other	26	11	1	10	(58)%	(62)%
Total News UK revenues	$234	$211	$(1)	$212	(10)%	(9)%

News Corp Australia
Circulation and subscription	$105	$98	$(4)	$102	(7)%	(3)%
Advertising	83	76	(4)	80	(8)%	(4)%
Other	31	30	(1)	31	(3)%	—%
Total News Corp Australia revenues	$219	$204	$(9)	$213	(7)%	(3)%

	Q3 YTD Fiscal 2024	Q3 YTD Fiscal 2025	FX impact	Q3 YTD Fiscal 2025 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$2,183	$2,243	$4	$2,239	3%	3%
Advertising	1,046	1,014	3	1,011	(3)%	(3)%
Consumer	1,513	1,585	—	1,585	5%	5%
Real estate	939	1,052	(4)	1,056	12%	12%
Other	479	449	—	449	(6)%	(6)%
Total revenues	$6,160	$6,343	$3	$6,340	3%	3%

Dow Jones:
Circulation and subscription	$1,322	$1,398	$—	$1,398	6%	6%
Advertising	303	292	—	$292	(4)%	(4)%
Other	40	37	—	$37	(8)%	(8)%
Total Dow Jones segment revenues	$1,665	$1,727	$—	$1,727	4%	4%

Digital Real Estate Services:
Circulation and subscription	$8	$5	$—	$5	(38)%	(38)%
Advertising	99	109	—	$109	10%	10%
Real estate	939	1,052	(4)	$1,056	12%	12%
Other	164	170	(1)	$171	4%	4%
Total Digital Real Estate Services segment revenues	$1,210	$1,336	$(5)	$1,341	10%	11%

REA Group revenues	$809	$932	$(5)	$937	15%	16%

Book Publishing:
Consumer	1,513	1,585	—	$1,585	5%	5%
Other	68	70	—	$70	3%	3%
Total Book Publishing segment revenues	$1,581	$1,655	$—	$1,655	5%	5%

News Media:
Circulation and subscription	$853	$840	$4	$836	(2)%	(2)%
Advertising	644	613	3	$610	(5)%	(5)%
Other	207	172	1	$171	(17)%	(17)%
Total News Media segment revenues	$1,704	$1,625	$8	$1,617	(5)%	(5)%

	Q3 YTD Fiscal 2024	Q3 YTD Fiscal 2025	FX impact	Q3 YTD Fiscal 2025 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
News UK
Circulation and subscription	$429	$432	$7	$425	1%	(1)%
Advertising	199	178	3	$175	(11)%	(12)%
Other	73	34	1	$33	(53)%	(55)%
Total News UK revenues	$701	$644	$11	$633	(8)%	(10)%

News Corp Australia
Circulation and subscription	$318	$306	$(2)	$308	(4)%	(3)%
Advertising	272	259	(2)	$261	(5)%	(4)%
Other	103	106	—	$106	3%	3%
Total News Corp Australia revenues	$693	$671	$(4)	$675	(3)%	(3)%